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      KAMAN TO ACQUIRE ASSETS OF INDUSTRIAL SUPPLIES, INC.

BLOOMFIELD, Conn.  (September 8, 2003) - Kaman Corp.
NASDAQ:KAMNA) today announced it has agreed to purchase the assets and business of Industrial Supplies, Inc. (ISI), Birmingham, Alabama.

The business will become part of Kaman's industrial distribution subsidiary, Kaman Industrial Technologies, based in Windsor,
Conn. The transaction is expected to close in the fourth quarter. Terms were not disclosed.

Kaman is one of the largest U. S. distributors of bearings, power transmission, and motion control products, distributing more than
1.5 million products to over 50,000 customers from 175 locations in North America.

ISI, founded in 1946, is a distributor of a wide variety of bearing, conveyor, electrical, fluid power and power transmission components used by manufacturing, mining, steel, lumber, pulp and paper, food and other industries. In addition to its Birmingham facilities, ISI has branches in Montgomery, Decatur and Muscle Shoals, Alabama, and in Pensacola, Florida. The company has annual sales of approximately $28.0 million and employs about 100 people.

Paul R. Kuhn, chairman, president and chief executive officer of Kaman Corp., said, "The acquisition of this business expands our presence in the increasingly important Southeast industrial market. With the addition of Birmingham, Kaman now serves 68 of the top 100 industrial markets in the United States, and it is our intent to grow this segment of the company by expanding into additional areas that enhance our ability to compete for large regional and national accounts."

Lathrop Smith, president of ISI, said, "Kaman is one of the few very strong players in this highly competitive business, and has the financial resources and management systems needed to grow and prosper. Joining with them is in the best interests of ISI's employees, customers and stockholders." Smith, who has 39 years service with ISI, has agreed to stay with Kaman to ensure a smooth integration of ISI.

Kaman Corp., headquartered in Bloomfield, Conn., conducts business in aerospace, industrial distribution and music distribution markets.

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Contact:
Russell H. Jones, SVP, CIO and Treasurer
(860) 243-6307
rhj-corp@kaman.com
www.kaman.com